UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                        March 15, 2007 (March 15, 2007)

                               ANTS SOFTWARE INC.
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             (Exact name of Registrant as specified in its charter)

          Delaware                      000-16299               13-3054685
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(State or other jurisdiction           (Commission           (I.R.S. Employer
      of incorporation)                File Number)          Identification No.)

     700 Airport Blvd. Suite 300, Burlingame, CA                    94010
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      (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code: (650) 931-0500


                                       N/A
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          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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

Item 7.01 Regulation FD Disclosure.

On March 15, 2007, ANTs software inc. released the following letter to its shareholders.

March 15, 2007


Dear Shareholder:

This is a very exciting time to be at ANTs and I would like to publicly thank all of the ANTS employees for their hard work and dedication through the year, and our investors for their continued support.

As you may know, I assumed the CEO position in August 2006. Since that time I have worked with the management team to re-focus the company and I believe ANTs is now poised for growth as at no other time in the history of the company. We have accomplished much and there remains much yet to be accomplished. Nobody ever suggested that bringing a disruptive new technology to the market would be an easy task, but we have made great progress.

What have we done?

On the sales front we have secured contracts with enterprise-class companies in our targeted verticals of Government, Telecommunications, Consumer Products and Retail. We believe that these are wins with significant upside revenue potential, although the revenue has not come as fast as we would have liked. These include, of course, our first government contract via Raytheon, (which is, in addition to a customer, becoming a strategic partner), our first major "win" in the retail vertical through our partner Four J's, and a successful proof of conversion at consumer product industry giant Cadbury Schweppes.

On the alliances front we have strengthened our partnership with IBM where, in addition to having achieved IBM Advanced Partner status, we have entered into a contract that allows IBM to provide ANTs products and services on a multi-national basis. Other key partnerships include becoming a member of the Independent Oracle Users Group, a member of the Oracle partner network, a member of the Red Hat partner network, and a member of the AMD and Intel partner networks. We have also expanded our global distribution by entering into a partnership with MasconIT, an India-based professional services firm with strong Telco ties to represent us in that market. In addition, our partnership with Four J's Development Tools continues to grow as they resell the ANTs Data Server under the Genero db brand through their global distribution channel. Securing and growing alliances with global IT companies is a must if we are going to be able to sell and support the ANTs Data Server globally, and we believe that we are off to a great start.

On the Engineering front, we have focused very hard on being much more customer-focused and responsive, all the while continuing to build out our Oracle, Microsoft, Sybase, and Informix compatibility, without losing focus on our core, high-performance competency. We made two major releases in the last year, and continue to work to ensure that our software releases conform to quality measures and are accompanied by the completeness of documentation that increases customer satisfaction and reduces support and maintenance overhead. We believe that we have continued to build a high barrier to entry for competition by being awarded four new patents and filing three new applications.

The stability and compatibility we have achieved was demonstrated, I believe, by our being able to demonstrate that the ANTs Data Server can run the Oracle version of a major ERP Vendor's database benchmark.

Lastly, on the financial front, as a public company, we were required by Section 404 of SOX to implement, test, and refine a broad range of internal controls over financial reporting. We have accomplished this and our independent auditor has agreed with management's assessment as to the effectiveness of such controls. And, it should not be forgotten, in doing this we were required to implement the same processes as every public company, including large companies like HP and IBM!

Of course we still face challenges. Product development is a never-ending process to ensure ongoing stability, high performance, and compatibility with market leading DB vendors. And viability, our ability to support customers in the years ahead, will be a constant challenge since we are in a market dominated by large vendors.

Securing and growing strategic alliances with global IT partners is a must if we are to sell and support ANTs' products globally. These relationships, in fact, are even more strategic than that, as they can provide us with a multiplying effect, possibly allowing us to achieve volume revenue at lower cost than if we were to employ a primarily direct sales model to end-users. The investments we made in developing these strategic partnerships have yet to demonstrate their revenue potential. 2007 is a year in which we intend to leverage these partnerships for growth. And just as important, we need to continue to demonstrate to our customers that we can deliver on the value proposition and high level of customer support demanded by global enterprises. Of course, these challenges are by no means unique to ANTs. All early stage companies, and especially those with disruptive technology, face similar challenges. This is why most new companies fail to achieve success, and why we are so focused on these issues.

In summary, 2006 will prove to have been a pivotal year for ANTs. And we are working hard to try to make 2007 our year. Why do we believe this?

We believe more than ever that the database market is in need of change - primarily cost rationalization. And we just as strongly believe that our technology is positioned to answer that need. During 2006, we spent many hours in front of CTO's, CIO's and database architects and confirmed that there is real frustration because of database vendor lock-in, lack of choice and the increasing costs associated with near-monopolistic pricing. At the same time, we were developing technologies that we believe can effectively address these problems. While I won't get into the specifics of the technologies, we believe that with some additional development and a large partner or partners to sell and support the technologies, we could have a big impact on the market.

With this strategy in mind, we have reached out to and made significant progress with a number of potential partners - all major IT firms. Discussions have progressed to the highest levels and they are showing serious interest in our technologies. We are working with the key decision-makers in these organizations to map out joint development strategies for "productizing" our technologies so they can be sold and supported by these partners. To give you a sense of how strategic these partners view our technologies, in two cases, the CEO's of these organizations have been briefed and we are told that they are monitoring the progress of developments.

When we engaged with one of these partners, they reached out to the senior database analyst at one of the top IT analyst firms in the world. The partner asked us to brief the analyst on our technologies and how we thought they could be maximized in the market. To paraphrase, the analyst's reaction was: he knew of no other company doing what ANTs is; this could be a significant new source of revenue for your go-to-market partners; he has told us that, based on his knowledge of the market today, his opinion is that these technologies would be well received. In addition, we have begun gauging end-user reaction - potential customers for our technologies at large enterprises. In virtually every instance, the reaction has been positive.

I cannot tell you at this point when, or even if, we will reach a formal business agreement with one or more of these go-to-market partners. And I cannot provide revenue estimates if we are successful in negotiating agreements with them. However, I will tell you that the pace of progress has been rapid, that we are speaking to all the right people and we believe there is genuine, strong interest on their part. The key difference between this strategy and what we pursued in the past is the involvement of well-established, large partners who can actively take our technologies to market and support them. I will keep you briefed on important developments as we are able to release information.

In the meantime, feel free to communicate with us through our investor relations email address: investorrelations@ants.com We will be pleased to answer questions provided we don't get into sensitive partner and competitive issues and as permitted under the full-disclosure regulations from the SEC. For those questions we cannot answer one-on-one due to SEC regulations, we will address those in an update to this letter in the future.

I would like to conclude by thanking you all for your support of ANTs over these years of development. This has to rank as one of the most challenging and I think, potentially one of the most rewarding endeavors for me personally. More importantly, I want you to know that the entire management team and, in fact the entire company, is working to make this a rewarding investment for you.

Sincerely,

   /s/ Joe Kozak
---------------------------
Joe Kozak
Chief Executive Officer
March 15, 2007


This shareholder letter is neither an offer to sell, nor a solicitation of offers to purchase, securities. This shareholder letter contains forward-looking statements within the meaning of the federal securities laws, including statements concerning product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as "should," "may," or "intends," and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: challenges arising from competition, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, failure to develop any of the intended partner relationships or to have any of them sell or support our current or intended products, difficulties in recruiting knowledgeable and experienced personnel, possible problems in porting applications to the Company's database, potential problems in protecting the Company's intellectual property, and problems securing the necessary financing to continue operations, among many others. Further information concerning these and other risks is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.


Pursuant to General Instruction B.2 of Form 8-K, the information included in this Current Report on Form 8-K under Item 7.01 is "furnished" and not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability provisions of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. References to the Company's website do not incorporate by reference the information on such website into this Current Report on Form 8-K and the Company disclaims any such incorporation by reference.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ANTs software inc.

Date:    March 15, 2007               By:      /s/     Kenneth Ruotolo
                                              ----------------------------------
                                              Kenneth Ruotolo, Chief Financial
                                              Officer